Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 9, 2006, except for Note R, as to which the date is December 19, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Genzyme Corporation which appears in the Current Report on Form 8-K dated December 19, 2006, and of our report dated March 6, 2006 relating to the financial statements of BioMarin/Genzyme LLC, which appear in Genzyme Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 19, 2006